For more information:
Joseph Cutts	Investor Relations

Chief Financial Officer	JoAnn Horne

EFI	Market Street Partners

650-357-3500	415-445-3235

EFI Reports Fourth Quarter 2004 Results
Revenue of $81.2 million, GAAP EPS of $0.02, Pro Forma EPS of $0.06

Foster City, Calif. – January 26, 2005 – EFI (Nasdaq: EFII), the world leader in digital imaging and print management solutions for commercial and enterprise printing, announced today that, for the quarter ended December 31, 2004, revenues were $81.2 million.

For the year ended December 31, 2004, revenue grew 4% to $394.6 million from the $379.6 million achieved in the year ended December 31, 2003.

Pro forma net income was $3.1 million or $0.06 per diluted share in the fourth quarter of 2004, compared to $14.9 million or $0.24 per diluted share for the same period in 2003.

Pro forma net income for the year ended December 31, 2004 was $36.9 million or $0.62 per diluted share, compared to the $43.9 million or $0.76 per diluted share achieved during the same period in 2003.

GAAP net income was $0.8 million or $0.02 per diluted share in the fourth quarter of 2004, compared to $1.1 million or $0.02 per diluted share for the same period in 2003.

GAAP net income for the year ended December 31, 2004 was $38.0 million or $0.64 per diluted share, compared to $26.5 million, or $0.47 per diluted share for the same period in 2003.

Pro forma net income is computed by adjusting GAAP net income by the impact of amortization of acquisition-related intangibles and other non-recurring charges and gains.

As of December 31, 2004, the Company’s total assets were $1.02 billion, up from the $1.01 billion reported as of December 31, 2003. Total liabilities as of December 31, 2004 were $350.3 million, down $8.5 million when compared with $358.8 million as of December 31, 2003.

“We are continuing to see impressive growth in our software business, including closing several significant deals this quarter with Fortune 500 customers. Our expanding product portfolio has enabled us to serve larger enterprises, where customers appreciate both the breadth of our product line and our commitment to open standards.” said Guy Gecht, CEO of EFI. “Despite a challenging quarter, we are pleased that we achieved strong cash flow from operations, and delivered our sixteenth consecutive quarter of gross margin improvements.”

Q1 Outlook

The Company currently anticipates Q1 2005 revenues to be even with Q4 2004 levels.

The Company expects pro forma earnings per share of $0.06 and a GAAP loss per share of $0.02. Both the pro forma and GAAP EPS estimates exclude the 9.1 million shares related to the company’s contingently convertible debt. The inclusion of these shares and the add-back to pre-tax income of $1.3 million related to interest and amortization of bond issuance expenses would be accretive to earnings, and as such are not to be included in the EPS calculation.

The Company expects to recognize a charge of approximately $2.5 million related to a previously announced headcount reduction action taken early in the first quarter.

The Company is currently estimating its tax provision at 25% for pro forma results and 23% for GAAP results.

Reconciliation of pro form to GAAP EPS estimates {r}
Pro forma EPS estimate	$0.06

Amortization of acquisition related intangibles	$(0.06)

Headcount reduction costs	$(0.05)

Tax effect of pro forma adjustments	$0.03

GAAP EPS estimates	$(0.02)

EFI will discuss the Company’s financial results by conference call at 2:00 p.m. PDT today. Instructions for listening to the conference call over the Web are available on the investor relations portion of EFI’s website at www.efi.com.

About our Pro Forma Net Income and Adjustments

To supplement our consolidated financial results prepared under generally accepted accounting principles (“GAAP”), we use a pro forma measure of net income that is GAAP net income adjusted to exclude certain costs, expenses and gains. Our pro forma net income gives an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. In addition, pro forma net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with or an alternative for GAAP and may be materially different from pro forma measures used by other companies. We compute pro forma net income by adjusting GAAP net income with the impact of amortization of acquisition-related intangibles, and other non-recurring charges and gains. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

Safe Harbor for Forward Looking Statements

The statements: “We are continuing to see impressive growth in our software business, including closing several significant deals this quarter with Fortune 500 customers. Our expanding product portfolio has enabled us to serve larger enterprises, where customers appreciate both the breadth of our product line and our commitment to open standards.” and “Despite a challenging quarter, we are pleased that we achieved strong cash flow from operations, and delivered our sixteenth consecutive quarter of gross margin improvements.” and

Q1 Outlook

The Company currently anticipates Q1 2005 revenues to be even with Q4 2004 levels.

The Company expects pro forma earnings per share of $0.06 and a GAAP loss per share of $0.02. Both the pro forma and GAAP EPS estimates exclude the 9.1 million shares related to the company’s contingently convertible debt. The inclusion of these shares and the add-back to pre-tax income of $1.3 million related to interest and amortization of bond issuance expenses would be accretive to earnings, and as such are not to be included in the EPS calculation.

The Company expects to recognize a charge of approximately $2.5 million related to a previously announced headcount reduction action taken early in the first quarter.

The Company is currently estimating its tax provision at 25% for pro forma results and 23% for GAAP results.

Reconciliation of pro form to GAAP EPS estimates {r}
Pro forma EPS estimate	$0.06

Amortization of acquisition related intangibles	$(0.06)

Headcount reduction costs	$(0.05)

Tax effect of pro forma adjustments	$0.03

GAAP EPS estimates	$(0.02)

are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended . Past performance is not necessarily indicative of future results. Forward Looking Statements are subject to certain risks and uncertainties that could cause actual future results to differ materially, including, but not necessarily limited to, the following: (1) Management’s ability to forecast revenues and control expenses, especially on a quarterly basis, continues to be a challenge. Unexpected declines in revenue without a corresponding and timely decline in expenses could have a material adverse effect on results of operations; (2) current world wide financial/economic difficulties continue including variations in foreign exchange rates; (3) variations in growth rates or declines in the printing and imaging market across various geographic regions may cause a material impact in our results; (4) changes in historic customer order patterns, including changes in customer and channel inventory levels may cause a material impact in our results; (5) changes in the mix of products sold leads to variations in results; (6) market acceptance of new products and contribution to EFI’s revenue cannot be assured; (7) delays in product delivery can cause quarterly revenues and income to fall significantly short of anticipated levels; (8) competition and/or market factors in the various markets may pressure EFI to reduce prices on certain products; (9) competition with products internally developed by EFI’s customers may result in declines in EFI sales and revenues; (10) excess or obsolete inventory and variations in inventory valuation may cause a material impact in our results; (11) continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments may not be assured; (12) timely and qualitative execution in the manufacturing of products may not be assured; (13) litigation involving intellectual property or other matters may cause a material impact in our results; (14) our ability to adequately service our debt; (15) other risk factors listed from time to time in the company’s SEC reports. EFI undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with EFI’s business, please refer to the Risk Factors section (entitled “Factors That Could Adversely Affect Performance’’) of EFI Corporation’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI Corporation’s Investor Relations Department at 650-357-3828 or email at investor.relations@efi.com or EFI’s Investor Relations website at http://www.efi.com.

About Electronics For Imaging/EFI

EFI (<www.efi.com>) is the world leader in digital imaging and print management solutions for commercial and enterprise printing. EFI’s award-winning technologies offer document management tools from creation to print, including high fidelity color and black and white Fiery® print servers that can output up to 2000 ppm; powerful production workflow and print management information software solutions for increased performance and cost efficiency; and an array of business-critical enterprise and mobile printing solutions. EFI maintains 25 offices worldwide.

Electronics For Imaging, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenue	$81,229	$107,853	$394,604	$379,587
Cost of revenue	28,216	38,915	138,382	148,054

Gross profit	53,013	68,938	256,222	231,533

Research and development	27,865	26,890	111,134	96,697
Sales and marketing	17,694	16,938	74,711	61,597
General and administrative	6,645	6,180	27,264	21,690
Real estate related charges			14,394
Amortization of identified intangibles and other acquisition-related charges	3,175	14,462	14,690	19,670

Total operating expenses	55,379	64,470	242,193	199,654

Income (loss) from operations	(2,366)	4,468	14,029	31,879
Interest income and other income, net	2,211	1,509	7,147	8,603
Litigation settlements and Unimobile assets sale gains	—	840	3,052	2,408
Loss on equity investment	—	(671)	—	(1,562)

Income (loss) before income taxes	(155)	6,146	24,228	41,328
Benefit from (provision for) income taxes	968	(5,080)	13,791	(14,820)

Net income	$813	$1,066	$38,019	$26,508

Dilutive EPS Calculation
Net income	$813	$1,066	$38,019	$26,508
After tax adjustment of convertible debt related costs	—	—	2,999	1,724

Income for purposes of computing diluted net income per share	$813	$1,066	41,018	$28,232

Shares used in diluted share calculation	54,043	55,671	63,996	60,138

Net income per diluted common share	$0.02	$0.02	$0.64	$0.47

Reconciliation of Reported GAAP Net Income to Pro Forma Net Income
	Three Months Ended		Year Ended
	December 31		December 31
	2004	2003	2004	2003
Net income	$813	$1,066	38,019	$26,508
Benefit from tax settlement	—	—	(18,935)	—
Loss on real estate refinancing activities	—	—	11,350	—
Loss on real estate asset impairment charge	—	—	3,044	—
Headcount reduction expense	—	—	1,011	—
Amortization of acquisition related intangibles	3,175	2,462	13,690	6,450
In process research and development expense	—	12,000	1,000	13,220
Loss on equity investment	—	671	—	1,562
Litigation settlements and Unimobile assets sale gains	—	(840)	(3,052)	(2,408)
Tax effect of pro forma adjustments	(889)	(438)	(9,253)	(1,420)

Pro forma net income	$3,099	$14,921	$36,874	$43,912
After tax adjustment of convertible debt related interest	—	749	2,999	1,724

Income for purposes of computing diluted pro forma net income per share	$3,099	$15,670	39,873	$45,636

Shares used in per share calculation	54,043	64,755	63,996	60,138

Pro forma net income per diluted common share	$0.06	$0.24	$0.62	$0.76

Electronics For Imaging, Inc.
Revenue Break-Down
(in thousands)
(unaudited)
	Three Months Ended		Year Ended
	December 31		December 31
	2004	2003	2004	2003
Revenue by product
Servers	$31,473	$61,111	$170,943	$178,948
Embedded Products	23,332	27,486	121,890	139,936
Professional Printing Applications	18,099	10,956	68,484	21,782
Miscellaneous	8,325	8,300	33,287	38,921

Total	$81,229	$107,853	$394,604	$379,587

Shipments by geographic area
North America	$43,782	58,605	$217,069	$192,326
Europe	21,243	29,479	105,168	113,914
Japan	12,587	16,595	56,799	57,231
Rest of World	3,617	3,174	15,568	16,116

Total	$81,229	$107,853	$394,604	$379,587

Electronic for Imaging, Inc.
Consolidated Balance Sheets
(in thousands)
	December 31,	December 31,
	2004	2003
	(unaudited)
ASSETS
Cash, cash equivalents and short-term investments	$659,559	$624,112
Restricted short-term investments	—	69,669
Accounts receivable, net	41,128	53,317
Inventories, net	5,529	7,989
Other current assets	22,157	28,718

Total current assets	728,373	783,805
Property and equipment, net	44,324	49,094
Restricted investments	88,580	43,080
Goodwill	73,767	67,166
Intangible assets, net	40,843	51,032
Other assets	41,990	19,484

Total assets	$1,017,877	$1,013,661

Accounts payable	$24,286	$17,995
Accrued and other liabilities	62,219	67,386
Income taxes payable	23,812	33,231

Total current liabilities	110,317	118,612
Long-term obligations	240,000	240,236

Total liabilities	350,317	358,848

Stockholders’ equity:
Common stock	638	620
Treasury stock	(214,722)	(159,077)
Additional paid-in-capital	359,340	326,761
Retained earnings	522,304	486,509

Total stockholders’ equity	667,560	654,813

Total liabilities and stockholders’ equity	$1,017,877	$1,013,661